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                                                                     EXHIBIT 99

NEWS                                        RE:
BULLETIN                                        CLARK/BARDES HOLDINGS, INC.
                                                2121 SAN JACINTO
FROM:                                           DALLAS, TX 75201
 FRB
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The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

 FOR FURTHER INFORMATION:
 AT THE COMPANY:              AT THE FINANCIAL RELATIONS BOARD:
 James Radosevich             Scott Brooks   Alicia Da Costa     Bob Schwaller
 Investor Relations Director  General Info.  Analyst Inquiries   Media Inquiries
 (214) 871-8717               972/450-6562   312/266-7800        972/640-6563

FOR IMMEDIATE RELEASE
TUESDAY, APRIL 6, 1999

                 CLARK/BARDES JOINS FORCES WITH MCG/HEALTHCARE
                     IN A TRANSACTION VALUED AT $36 MILLION

             COMBINED OPERATIONS WILL CREATE THE MOST COMPREHENSIVE HEALTHCARE BENEFITS CONSULTING SERVICE IN THE INDUSTRY

DALLAS, April 6, 1999--CLARK/BARDES, INC., a wholly owned subsidiary of CLARK/BARDES HOLDINGS, INC. (NASDAQ: CLKB), today reported that it has acquired Management Compensation Group/HealthCare (MCG/HealthCare). Clark/Bardes will pay $31 million in cash and assumed liabilities, and $5.3 million worth of common stock (326,363 shares valued at $16 1/8 each) for the company. MCG/HealthCare will operate independently and anchor a new healthcare group for Clark/Bardes under a new firm name of HealthCare Compensation Strategies.

Based in Minneapolis, MCG/HealthCare is the largest benefits consulting organization serving the healthcare industry. Its staff of 180 serves more than 300 of the nation's leading healthcare organizations, representing 900 hospitals and physician groups in all 50 states.

"We are very fortunate that MCG/HealthCare has chosen to join forces with Clark/Bardes," stated Mel Todd, president and chief executive officer of Clark/Bardes. "Better than any other entity, they understand the legal and practical compensation issues faced by healthcare professionals, enabling them to provide the most comprehensive and innovative approaches to plan design and administration."



                                     -MORE-

FINANCIAL RELATIONS BOARD, INC. SERVES AS FINANCIAL RELATIONS COUNSEL TO THIS COMPANY IS ACTING ON THE COMPANY'S BEHALF IN ISSUING THIS BULLETIN AND RECEIVING COMPENSATION THEREFOR. THE INFORMATION CONTAINED HEREIN IS FURNISHED FOR INFORMATION PURPOSES ONLY AND IS NOT TO BE CONSTRUED AS AN OFFER TO BUY OR SELL SECURITIES


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CLARK/BARDES HOLDINGS, INC.
ADD -1-

Clark/Bardes will also gain the knowledge, experience and reputation of some of the industry's top compensation and benefits consultants. Gary C. Fink, chairman of MCG/HealthCare, has been active in the corporate benefits field for more than 30 years. His company was an outgrowth of a firm he started in 1959 to market personal insurance products. During this period, Fink set a record for the most insurance placed by a single producer through Prudential Life. He is recognized in the healthcare industry as an authority and innovator in executive compensation and benefits planning.

Fink said the consolidation strengthens both companies and provides leadership continuity for the former MCG/HealthCare. "It is a perfect fit" he added, "providing important crosspollination for the combined companies that wouldn't have been possible otherwise."

Clark/Bardes will also be joined by Donald C. Wegmiller, president and chief executive officer of MCG/HealthCare. Wegmiller had a distinguished career in healthcare management before joining the company six years ago. A pioneer in the development of not-for-profit multi-hospital systems and a former chairman of the American Hospital Association, Wegmiller is a widely sought lecturer and speaker on healthcare issues and related topics.

"Everyone in our organization is excited to be the anchor firm within Clark/Bardes' new HealthCare Compensation Group," commented Wegmiller. "The two organizations combine significant know-how, strength and industry prestige."

Clark/Bardes Chairman Toni Wamberg stated, "Adding MCG/HealthCare consulting fees and enforce insurance renewals from over 900 clients this acquisition balances Clark/Bardes' business mix placing healthcare on par with our banking and corporate services division. The acquisition supports our strategy of market penetration through specialization, and is a major step forward in our strategy to diversify our product offering. It is our belief that the healthcare group's strong emphasis on 'consulting services' will be increasingly adopted throughout Clark/Bardes to build consulting fees and as means to stimulate product sales and service revenues. There is more to this combination than meets the eye. The establishment of our new HealthCare Compensation Group division marks a milestone in our vision to establish Clark/Bardes as the premier executive compensation and benefits advisor and provider of products and services."

MCG/HealthCare has met Clark/Bardes' annual growth target for the last five years. Including the acquisition, Clark/Bardes' 1998 pro forma gross sales increase by 35 percent to $100.8 million and earnings by 71 percent to $ 13.4 million after post-acquisition adjustments. The transaction will be accounted for under the purchase method, generating approximately $26.3 million in intangible assets.

Founded in 1967, Clark/Bardes is a nationally recognized firm with expertise in executive benefit design, funding and plan administration. The company's primary purpose is to help companies offset the cost of employee and executive benefit obligations through the use of sophisticated insurance products that maintain or increase shareholder value.


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CLARK/BARDES HOLDINGS, INC.
ADD -2-

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such difficulties associated with changes in tax legislation, dependence on key producers, the Company's dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks, competitive factors and pricing pressures, dependence on certain insurance companies, changes in legal and regulatory requirements and general economic conditions. Such statements reflect the current views of the Company's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. Further information may be obtained at the Company's Internet site: http://www.clarkbardes.com.

      TO RECEIVE THE LATEST INFORMATION ABOUT CLARK/BARDES HOLDINGS, INC.
             VIA FAX, AT NO COST, DIAL 1-800-PRO-INFO, CODE 'CLKB.'

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